SEVENTH AMENDMENT
TO
AMENDED AND RESTATED CREDIT AND SECURITY AGREEMENT


		This Seventh Amendment is made as of the 4th day of April, 1997, by and among SHELDAHL, INC., a Minnesota corporation (the "Borrower"), NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association ("Norwest"), HARRIS TRUST AND SAVINGS BANK, a bank organized and existing under the laws of the State of Illinois ("Harris"), and NBD BANK, a Michigan banking corporation ("NBD"; NBD, Norwest and Harris, collectively the "Lenders" and each a "Lender"), and Norwest as Agent for and on behalf of the Lenders (in such capacity, the "Agent").

Recitals

		The Borrower, Norwest and Harris entered into an Amended and Restated Credit and Security Agreement dated as of November 24, 1993, as amended by a First Amendment to Amended and Restated Credit and Security Agreement dated as of December 2, 1993, a Second Amendment to Amended and Restated Credit and Security Agreement dated as of May 12, 1994, a Third Amendment to Amended and Restated Credit and Security Agreement dated as of January 24, 1995, a Fourth Amendment to Amended and Restated Credit and Security Agreement dated as of January 29, 1996 and a Fifth Amendment to Amended and Restated Credit and Security Agreement dated as of March 12, 1996 and a Sixth Amendment to Amended and Restated Credit and Security Agreement dated as of November 1, 1996 (as amended, the "Credit Agreement") under which the Lenders agreed to make certain revolving credit and term loans available to the Borrower.

		The Borrower and the Lenders have agreed to amend the Credit Agreement to provide for a supplemental $12,000,000 revolving line of credit facility and to make certain other changes thereto.

		NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

		1.	Defined Terms.  Capitalized terms used in this Seventh
Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

		2. 	Amended Definitions.  Section 1.1 of the Credit Agreement is
hereby amended by adding, or amending and restating in their entirety, as the case may be,  the following definitions:

"Borrowing Base" means, at any time, the lesser of:

(a)	the aggregate Revolving Commitment Amounts of the Lenders,
or

(b)	the sum of:

	(i)	eighty percent (80%) of Eligible Accounts, plus

	(ii)	sixty percent (60%) of Eligible Raw Materials
Inventory, plus

	(iii)	fifty percent (50%) of Eligible Finished Goods
Inventory, plus

	(iv)	twenty percent (20%) of Eligible Other Inventory, plus

	(v)	fifty percent (50%) of the net book value of Eligible
Equipment, in no event, however, to exceed $30,000,000.

	"Capital Expenditure Limit" means $33,000,000 for the Borrower's fiscal year 1997 and, for each subsequent fiscal year, an amount mutually agreed upon by the Borrower and the Required Lenders; provided, however, that if on or prior to the sixtieth (60th) day following the end of the prior fiscal year, the Borrower and the Required Lenders are unable to agree, in writing, upon the appropriate level of Capital Expenditures for the immediately succeeding fiscal year, the Required Lenders may, in their discretion, declare an Event of Default as of such date.

"Eligible Equipment" means all Equipment owned by the Borrower free and clear of any other lien, security interest or encumbrance, and also including all Equipment being acquired and installed by the Borrower and shown as "construction in progress" on the Borrower's financial statements; provided, however, that after the Maturity Date with respect to Facility B, "construction in progress" will no longer be included.

"Facility A" is the $35,000,000 revolving credit facility evidenced by the Borrower's Revolving Notes to the Lenders dated March 12, 1996.

"Facility A Notes" means those promissory notes of the Borrower to the Lenders dated March 12, 1996, as the same may be amended, supplemented or replaced from time to time.

"Facility B" means the $12,000,000 revolving credit facility evidenced by the Borrower's Revolving Notes to the Lenders dated as of the date of the Seventh Amendment.

"Facility B Notes" means those certain promissory notes from the Borrower to the Lenders dated as of the date of the Seventh Amendment, as the same may be amended, supplemented or replaced from time to time.

"Maturity Date" means (i) December 31, 1998, with respect to
Facility A and (ii) December 31, 1997, with respect to Facility B.

"Revolving Advance" means an Advance under Facility A or
Facility B, as the case may be, as specified in Section 2.1 hereof.

"Revolving Commitment Amount" means, with respect to each Lender, the aggregate amount of such Lender's Commitments for Facility A and Facility B, as set forth in the Seventh Amendment, unless said amount is reduced pursuant to Section 2.11(b) hereof, in which event, such amount shall be reduced by the aggregate amount of such reductions pursuant to Section 2.11(b).

"Revolving Notes" means the Borrower's promissory notes payable to the order of each of the Lenders, including both Facility A Notes and Facility B Notes.

"Seventh Amendment" means the Seventh Amendment to Amended and
Restated Credit and Security Agreement dated April 4, 1997.

		3. 	Eligible Accounts.  Section 1.1 of the Credit Agreement is
further amended by deleting item (5) from the definition of "Eligible
Accounts" and replacing it with the following new item (5):

	"(5) 	Accounts owed by an account debtor located outside the
United States which are not backed by a bank letter of credit assigned to the Agent (if such assignment is required by the Agent), in the possession of the Agent and acceptable to the Agent in all respects, in its sole discretion; provided, however, that, subject to clause (12) below, Accounts due and owing from Siemens, Bosch, Delco, Ford, Texas Instruments, Polaroid, 3M and Motorola shall be allowed;"

		4. 	Revolving Advances.  Section 2.1 of the Credit Agreement is
modified by adding the following thereto:

	"All requests for Borrowings under this Section 2.1 shall be deemed a request for Revolving Advances under Facility A, until such time as Facility A has been fully funded, and thereafter shall be deemed a request for Borrowings under Facility B. Revolving Advances made under Facility A shall be evidenced by and repayable in accordance with the Facility A Notes and Revolving Advances made under Facility
B shall be evidenced by and repayable in accordance with the Facility B Notes. Repayments of Revolving Advances shall be applied (i) first, against the outstanding principal balance of Facility B and (ii) next, against the outstanding principal balance of Facility A."

		5. 	Revolving Commitments.  The Commitments of the Lenders and
their respective Percentages as set forth on the signature page of the Credit Agreement are hereby amended in their entirety to read as follows:

		Norwest	Facility A Commitment Amount		$11,666, 666.67

				Facility B Commitment Amount		$4,000,000

				Total Revolving Commitment Amount	$15,666,666.67

				Percentage of Total Revolving
				Commitment Amount					33 1/3%

		Harris	Facility A Commitment Amount		$11,666, 666.67

				Facility B Commitment Amount		$4,000,000

				Total Revolving Commitment Amount	$15,666,666.67

				Percentage of Total Revolving
				Commitment Amount			33 1/3%

		NBD		Facility A Commitment Amount		$11,666, 666.67

				Facility B Commitment Amount		$4,000,000

				Total Revolving Commitment Amount	$15,666,666.67

				Percentage of Total Revolving
				Commitment Amount			33 1/3%

		6. 	Issuance of New Promissory Notes.  To evidence the Facility
B Commitments of the Lenders, the Borrower agrees to issue and deliver to each
Lender a new promissory note, of even date herewith, payable to the order of such Lender in the original principal amount of $4,000,000 (collectively, the
"New Notes").  Upon issuance thereof, all references in the Credit Agreement and in each other Loan Document to the "Notes" or the "Revolving Notes"
shall be deemed references to the Notes previously issued pursuant to the
Credit Agreement, together with the New Notes.

		7. 	Fee.  The Borrower hereby agrees to pay to the Lenders a
non-refundable fee of $15,000, to be divided pro-rata among the Lenders, to induce the Lenders to enter into this Seventh Amendment, payable upon execution and delivery hereof.

		8. 	Minimum Net Income.  Section 6.15 of the Credit Agreement is
hereby amended in its entirety to read as follows:

		"Section 6.15 Minimum Net Income. The Borrower and its Subsidiaries will have Net Income for each fiscal year subsequent to fiscal year 1997, at a level mutually agreed upon by the Borrower and the Required Lenders; provided, however, that if on or prior to the sixtieth (60th) day following the end of the prior fiscal year, the Borrower and the Required Lenders are unable to agree, in writing, upon the appropriate level of Net Income for any subsequent fiscal year, the Required Lenders may, in their sole discretion, declare an Event of Default as of such date. There is no Minimum Net Income requirement in effect for fiscal year 1997."

		9. 	Liens.  Section  7.1(e) of the Credit Agreement is amended
in its entirety to read as follows:

		"(e)	purchase money security interests relating to the
acquisition of Equipment of the Borrower securing indebtedness not in excess of $10,000,000, in the aggregate, at any time outstanding, so long as the Borrower is in, and maintains, compliance with every other provision of this Agreement."

		10.	Conditions Precedent.  This Seventh Amendment shall become
effective on the business day on which the Agent shall have received the following, each in form and substance satisfactory to the Agent, but in no event shall the Agent receive the same later than the close of business on April 4, 1997:

	(a)	This Seventh Amendment, duly executed on behalf of the
Borrower and each Lender.

	(b)	The New Notes, duly executed on behalf of the Borrower.

	(c)	A certified copy of the Resolutions adopted by the Board of
Directors of the Borrower approving the execution and delivery of this Seventh Amendment, the New Notes and such other documents as are contemplated hereby.

	(d)	An opinion of the Borrower's counsel as to such matters as
the Agent may reasonably request.

	(e)	Evidence satisfactory to the Agent of payment by the
Borrower of all fees contemplated in paragraph 6 above, together with such costs and expenses incurred by the Agent, including attorneys fees and expenses, in connection with the preparation and negotiation of this Seventh Amendment and other matters as contemplated hereby.

		11.	Representations and Warranties.  To induce the Lenders to
enter into this Seventh Amendment, the Borrower hereby represents and warrants to the Lenders as follows:

	(a)	The Borrower has all requisite power and authority to
execute this Amendment and to perform all of its obligations hereunder.

	(b)	The execution, delivery and performance by the Borrower of
this Amendment has been duly authorized by all necessary corporate action and does not (i) require any authorization, consent or approval by any governmental department, commissions, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate (A) any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower or (B) the articles of incorporation or by-laws of the Borrower, or (ii) result in the breach or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

	(c)	Subject to the modifications set forth in Schedule I
attached hereto, the representations and warranties contained in Article V of the Credit Agreement are true and correct as of the date hereof as though made on and as of this date, except to the extent that such representations and warranties relate solely to an earlier date.

		12.	Release.  The Borrower hereby releases and forever
discharges the Lenders and each of their respective former and present directors, officers, employees, agents and representatives of and from every and all claims, demands, causes of action (at law or in equity) and liabilities, of any kind or nature, whether known or unknown, liquidated or unliquidated, absolute or contingent, which the Borrower ever had, presently has or claims to have against a Lender or any of its respective directors, officers, employees, agents or representatives of or relating to events, occurrences, actions, inactions or any other matters occurring prior to the date of this Amendment.

		13.	No Waiver.  The execution of this Amendment shall not be
deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lenders, whether or not known to the Lenders and whether or not existing on the date of this Amendment.

		14.	Costs and Expenses.  The Borrower hereby reaffirms its
agreement under Section 10.7 of the Credit Agreement to pay or reimburse the Agent, among other costs and expenses, all expenses incurred by the Agent in connection with the amendment, performance or enforcement of the Loan Documents, including without limitation, all reasonable fees and disbursements of legal counsel to the Agent.

		15.	References.  Except as expressly amended hereby, all
provisions of the Loan Documents shall remain in full force and effect. After the effective date hereof, each reference to any Loan Document or any other document executed in connection with the Credit Agreement to the "Credit Agreement" or to "this Agreement", "hereunder" or "hereof" or words of like import referring to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

		16.	Execution in Counterparts.  This Amendment may be executed
in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one in the same instrument.

		IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

							SHELDAHL, INC.
							/s/ John V. McManus

							NORWEST BANK MINNESOTA,
							NATIONAL ASSOCIATION, as
							Lender and Agent
							/s/ Laura Oberst

							HARRIS TRUST AND SAVINGS BANK
							/s/ Cathy Ciolek

							NBD BANK
							/s/ Marguerite Mullins
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SCHEDULE I TO SEVENTH AMENDMENT

Sheldahl has received notice from the U.S. Environmental Protection Agency that it may have contributed materials containing hazardous substances to the Revere Chemical Corporation in Bucks County, Pennsylvania and, consequently, may be responsible, along with other entities, for environmental contamination at the Revere Chemical Corporation property. An attorney from the EPA, in response to information provided by Sheldahl, has informally indicated that no further action would be pursued against Sheldahl with respect to this matter. That attorney, however, would provide no written assurances to Sheldahl.
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